UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 21, 2014

BAZAARVOICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35433	20-2908277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(Address of principal executive offices, including zip code)

(512) 551-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On November 21, 2014, Bazaarvoice, Inc. (“Bazaarvoice” or “Company”) entered into a secured revolving credit facility of up to $70.0 million, with a sublimit of $3.0 million for the incurrence of swingline loans and a sublimit of $15.0 million for the issuance of letters of credit (the “Credit Facility”) pursuant to an Amended and Restated Credit Agreement dated as of November 21, 2014, among the Company, the financial institutions from time to time party thereto and Comerica Bank, as administrative agent, sole lead arranger and sole bookrunner (the “Credit Agreement”). The Credit Agreement amended and restated the Company’s prior $30.0 million secured revolving credit facility pursuant to a loan and security agreement dated July 18, 2007, between the Company and Comerica Bank, as amended. Advances made to the Company under the Credit Agreement may be used for general corporate purposes and working capital purposes. Amounts repaid under the Credit Facility may be reborrowed. The Credit Facility matures on November 21, 2017 and is payable in full upon maturity.

Revolving loans under the Credit Facility accrue interest either (at the election of the Company) at (i) an adjusted LIBOR rate, plus a margin of 3.5%, or (ii) the higher of (a) the prime rate then in effect, (b) the federal funds rate plus 1.0%, and (c) an adjusted LIBOR rate plus 1.0%, in each case of (a), (b) or (c), plus a margin of 2.5% (the rate described in clause (ii), the “Base Rate”).

Swingline loans under the Credit Facility will accrue interest at either (i) the Base Rate or (ii) that rate of interest offered by Comerica Bank in its role as Swing Line Lender. To the extent there are letters of credit outstanding under the letter of credit sub-facility, the Company will pay letter of credit fees equal to 3.5% per annum of the undrawn amount of each letter of credit issued pursuant to the Credit Facility, plus a facing fee and other customary charges. Letters of credit drawn down but not reimbursed by the Company within the specified time after the Company’s receipt of notice of draw down will accrue interest at the Base Rate until reimbursed or unless the reimbursement amounts are converted into revolving loans. The Company will also pay a commitment fee, payable quarterly in arrears, during the term of the Credit Agreement equal to 0.5% per annum of the total revolving credit commitment under the Credit Facility.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants. Among other covenants, the Company must maintain (i) Liquidity (as defined in the Credit Agreement) at all times of not less than $60.0 million and (ii) a Renewal Rate Ratio (as defined in the Credit Agreement) of not less than 85% as of the last day of each month.

The Credit Agreement contains customary events of default (subject to customary cure periods for certain events of default), including, among others: non-payment of principal, interest or certain other amounts when due; inaccuracy of representations and warranties; violation of covenants; cross-defaults with certain other indebtedness; certain undischarged judgments; bankruptcy, insolvency or inability to pay debts; and a change of control of the Company. Upon the occurrence and during the continuance of an event of default, the Lenders may terminate the commitments under the Credit Facility and declare the loans and all other obligations under the Credit Agreement immediately due and payable.

The Credit Facility is secured by substantially all of the Company’s assets, including the Company’s intellectual property, pursuant to an Amended and Restated Security Agreement, dated November 21, 2014, by and between the Company and Comerica Bank, as administrative agent (the “Security Agreement”). All of the Company’s domestic subsidiaries, other than immaterial subsidiaries, are required to guaranty the Company’s obligations under the Credit Agreement. Such guarantees will be secured by substantially all of the assets of such subsidiaries pursuant to the Security Agreement.

The description of the Credit Agreement and the Security Agreement contained herein is qualified in its entirety by reference to the Credit Agreement and the Security Agreement, each of which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 21, 2014, in connection with the closing of the Credit Agreement the Company drew $57.0 million under the Credit Agreement. The funds will be used for general corporate and working capital purposes. This borrowing under the Credit Agreement bears interest, unless otherwise converted at the election of the Company to an adjusted LIBOR rate plus a margin of 3.5%, at the Base Rate. Interest payments at the Base Rate are due quarterly in arrears.

The information set forth above in Item 1.01, is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of November 21, 2014, by and among the Company, the financial institutions from time to time party thereto and Comerica Bank as administrative agent, sole lead arranger and sole bookrunner

10.2	Amended and Restated Security Agreement, dated as of November 21, 2014, by and between the Company and Comerica Bank, as administrative agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAZAARVOICE, INC.

By:	/s/ Bryan C. Barksdale

Bryan C. Barksdale Chief Legal Officer, General Counsel and Secretary

Date: November 24, 2014